Exhibit 10.6

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE HENRY M. JACKSON FOUNDATION FOR THE

ADVANCEMENT OF MILITARY MEDICINE, INC.

AND

TERAIMMUNE, INC.

THIS EXCLUSIVE LICENSE AGREEMENT is entered into as of the date of the last signature on the signature page of this document (the “Effective Date”), by and between The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., a tax-exempt corporation organized under the laws of the State of Maryland and having its principal offices at 6720A Rockledge Drive, Suite 100, Bethesda, Maryland 20817 (“HJF”) and TeraImmune, Inc., a corporation organized under the laws of Delaware and having its principal offices 704 Quince Orchard Rd, Ste 160, Gaithersburg, MD 20878 (“TeraImmune” or “Licensee”). HJF and Licensee sometimes are referred to collectively herein as the “Parties” or individually as a “Party.”

WHEREAS, HJF and the Uniformed Services University of the Health Sciences, an institution of higher learning within the Department of Defense, an agency of the United States Government, located at 4301 Jones Bridge Road, Bethesda, Maryland 20814 (“USU”), have agreed to collaborate in the development and commercialization of inventions, patents and other intellectual property rights;

WHEREAS, HJF and USU are committed to the policy that ideas or creative works produced at HJF and USU should be used for the greatest possible public benefit and that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest;

WHEREAS, HJF, by assignment from inventor, Dr. Yong Chan Kim, is an owner of certain Patent Rights (as hereinafter defined) and has the right to grant licenses of said Patent Rights, subject only to a royalty-free, nonexclusive license heretofore granted to or retained by the United States Government;

WHEREAS, HJF inventor Dr. Yong Chan Kim is no longer employed by HJF;

WHEREAS, Licensee shall commit itself to a program of exploiting the Patent Rights (as hereinafter defined) so that public utilization shall result therefrom; and WHEREAS, Licensee desires to obtain from HJF, and HJF agrees to grant to Licensee, a license upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “controls” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.2 “Agreement” means this Agreement, including all Appendices hereto, as the same may be amended from time to time in accordance with the terms hereof.

1.3 “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are closed.

1.4 “Confidential Information” means information, disclosed by one Party to the other Party, that is treated as proprietary or confidential by the disclosing Party and, at the time of disclosure, that is marked “proprietary” or “confidential” or that bears a marking or legend of like import restricting its use, copying, or dissemination or that is identified as being confidential in a letter or other written communication sent to the receiving Party prior to or contemporaneously with disclosure to the receiving Party. Any such information that is in another form when disclosed, such as oral or visual, shall be treated as Confidential Information only if and to the extent the disclosing Party informs the receiving Party of the proprietary or confidential nature of the information prior to or at the time of the disclosure, and thereafter creates a written record of the disclosure (marked in accordance with this Agreement) and delivers the written record to the receiving Party promptly, but in no event more than [***] days after the original disclosure to the receiving Party. Confidential Information does not include any information that (i) was known to the receiving Party without a duty of confidentiality before receipt from the disclosing Party as evidenced by written records made prior to such receipt or disclosure (when such prior knowledge did not become known to such receiving Party through disclosure by a third party known to the receiving Party to be subject to an obligation to maintain the confidentiality thereof); (ii) is or becomes a matter of public knowledge through no fault of the receiving Party or any of its agents; (iii) is rightfully received by the receiving Party from a third party without a duty of confidentiality; or (iv) is independently developed by the receiving Party as evidenced by written records of the receiving Party.

1.5 “Field” means all human uses.

1.6 “Licensed Process” means any process that is covered in whole or in part by an unexpired issued or pending claim contained in the Patent Rights.

1.7 “Licensed Product” means any product or part thereof that: (a) is covered in whole or in part by an unexpired issued or pending claim contained in the Patent Rights, or (b) is manufactured by using or is employed to practice a Licensed Process.

1.8 “Net Sales” means [***]

1.9 “Non-commercial Research Purposes” means use of Patent Rights for academic research or other not-for-profit scholarly purposes that are undertaken at a non-profit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale or the performance of services fora fee.

1.10 “Non-royalty Sublicense Income” means any and all sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments or consideration of any kind (including any non-cash consideration such as debentures, stock, or other debt or equity interests) received by Licensee from sublicensees on account of sublicenses pursuant to this Agreement. Non-royalty Sublicense Income does not include payments made to Licensee for anything other than a sublicense.

1.11 “Patent Rights’’ means any or all of the following intellectual property to the extent owned or controlled by HJF:

(a) the United States and foreign patents and patent application listed in Appendix A and all divisions and continuations of such applications;

(b) United States and foreign patents issued from the application listed in Appendix A or from divisional or continuations of such application;

(c) claims of United States and foreign continuation-in-part applications, and all divisions and continuations of such continuation-in-part applications, and of the resulting patents, to the extent that the claims are directed to subject matter specifically described in the United States or foreign patent applications listed in Appendix A;

(d) claims of all foreign and United States counterpart patent applications to (a), (b), or (c) above, and of the resulting patents, to the extent that the claims are directed to subject matter specifically described in the patents or patent applications described in (a), (b), or (c) above; and

(e) any reissues, renewals, extensions, or supplemental protection certificates of patents described in (a), (b), (c), or (d) above.

Patent Rights shall not include (c), (d), or (e) above to the extent that the claims are directed to new matter that is not the subject matter described in (a) above.

1.12 “Person” means any individual, corporation, limited liability company, general or limited partnership, joint venture, association, joint stock company, trust, unincorporated business or organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary, or other capacity.

1.13 “Territory” means worldwide.

1.14 “Valid Claim” means a claim of: (a) any issued, unexpired Patent Right that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal; or (b) any pending application for Patent Right.

ARTICLE II

GRANT OF RIGHTS

2.1 (a) Subject to the terms and conditions hereof, in the Territory and for the Field, HJF hereby grants Licensee an exclusive license (as set forth in Section 2.2 and subject to the restrictions set forth in Section 2.5 below) to practice under the Patent Rights and to research, design, develop, have developed, make, have made, use, have used, sell, have sold, distribute, advertise, exploit, improve and import (and to have another Person do any of the same) Licensed Products and Licensed Processes, until expiration of the last to expire of the Patent Rights, unless this Agreement shall be sooner terminated in accordance with the terms hereof.

(b) Licensee affirms that it intends to pursue development of a product for inducing production of T regulatory cell populations as the first Licensed Product.

2.2 In order to establish a period of commercial exclusivity for Licensee, HJF agrees that it will not grant, for the Field, any other license to develop, have developed, make, have made, use, have used, sell, have sold, export and import Licensed Products or to practice the Licensed Processes, except as required by HJF’s obligations related to Section 2.5(a) or as permitted in Section 2.5(b), for any commercial purpose, during the period of time commencing with the Effective Date and ending with the first to occur of: (a) the termination or expiration of this Agreement in accordance with Article X, or (b) the termination or expiration of the exclusivity of Licensee’s license in accordance with Section 2.5 (b).

2.3 At the end of the exclusive period, the license granted hereunder shall become nonexclusive and shall extend to the end of the last-expiring term for which any of the Patent Rights are granted, unless this Agreement shall be sooner terminated in accordance with the terms hereof.

2.4 During the exclusive period only, and subject to HJF’s prior approval, which approval shall not be unreasonably withheld, Licensee shall have the right to grant sublicenses hereunder via written sublicense agreements. Notwithstanding the foregoing, Licensee shall have the right to grant sublicenses hereunder to any Affiliate without the prior approval of HJF.

(a) In all sublicenses granted hereunder, Licensee shall provide that the sublicense is subject and subordinate to all terms and conditions of this Agreement, except: (i) the sublicensee may not grant any sublicenses except with HJF’s prior express written approval, and (ii) the rate of royalty on Net Sales paid by the sublicensee to Licensee may exceed the rate set forth in this Agreement. Licensee shall attach a copy of this Agreement to any sublicense agreement (which may be redacted to exclude pricing information) and shall provide a complete copy of the sublicense agreement to HJF promptly after signing by the parties thereto.

(b) Licensee may not receive from any sublicensee anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without HJF’s prior express written approval.

(c) Sublicenses may extend past the expiration date of the exclusive period but any exclusivity of such sublicenses shall expire upon the termination or expiration of Licensee’s exclusivity. Upon any termination of this Agreement, sublicensees’ rights shall also terminate, subject to Section 10.3 hereof.

2.5 The granting and exercise of this license is subject to the following conditions:

(a) The U.S. Government retains a nonexclusive, nontransferable, irrevocable, world-wide, paid-up license to practice all invention(s) covered by the Patent Rights and to have such invention(s) practiced by or on behalf of the U.S. Government.

(b) HJF and USU reserve the right to:

(i) make and use, and grant to others non-exclusive licenses to make and use for Non-commercial Research Purposes the subject matter described and claimed in Patent Rights; and

(ii) request in writing that Licensee relinquish its exclusive rights hereunder if Licensee has not obtained FDA, or other equivalent, regulatory approval required to sell a Licensed Product within six (6) years after the Effective Date, or achieve any other diligence milestone as set forth in Section IV, which shall be extended, should HJF consent to an extension (which consent shall not be unreasonably withheld) fora reasonable additional period if Licensee is diligently pursuing such approvals in good faith but they have not been issued as of such date. The Parties shall promptly enter into an amendment to this Agreement reflecting Licensee’s relinquishment of such license rights.

(iii) request in writing that Licensee return licensed rights to HJF for any given use(s) or indication(s). After such request, Licensee has one-[***] days in which to provide a written response either (A) relinquishing Licensee’s rights to some or all of the use(s) or indication(s) requested by HJF; and/or (B) confirming its interest in developing Licensed Products or Licensed Processes for some or all of the use(s) or indication(s) for which HJF is seeking the returned licensed rights; and/or (C) provide a written explanation of how such use(s) or indication(s) would be able to be used to compete with any use(s) or indication(s) developed or being developed by Licensee. For clarity, for each use or indication the return of which has been requested in writing by HJF, Licensee shall satisfy (A), (B), or (C) above. The Parties shall promptly enter into an amendment to this Agreement reflecting any changes to the licensed rights as may be mutually agreed upon.

(c) During the period of exclusivity of this license, Licensee shall cause any Licensed Product produced for use or sale in the United States (including Puerto Rico) to be manufactured substantially in the United States (and/or Puerto Rico).

2.6 The license granted hereunder shall not be construed to confer any rights upon Licensee (or sublicensees, if any) by implication, estoppel, or otherwise as to any technology not included in Patent Rights as defined herein.

ARTICLE III

CONSIDERATION

3.1 Within [***]Business Days of the Effective Date, Licensee shall pay to HJF a non-creditable, non-refundable license issue royalty in the sum of [***] dollars ($[***]).

3.2 Subject to the termination provisions in Article X, Licensee shall pay to HJF semi-annually, within [***]days after each calendar half year ending June 30 and December 31, a royalty on Net Sales by Licensee and sublicensees, according to the following:

a) [***]% royalty on Net Sales worldwide of the licensee and sublicensees if used in combination with previously in-licensed IP as listed in Appendix B.

b) [***]% royalty on worldwide Net Sales of the licensee and sublicensees if technology is used to provide an in-house service such as cell culture.

c) [***]% of annual worldwide Net Sales of kits, or kit components, sold directly by TeraImmune or sublicensee.

d) [***]% of annual worldwide Net Sales of sublicensee for use in its manufacturing process.

e) TeraImmune shall pay to HJF [***] percent ([***]%) of any and all Non-royalty Sublicense Income consideration that TeraImmune receives for sublicenses, other than for royalty or Net Sales, in a form of cash or cash equivalents to the Fair Market Value of shares at the time of the transaction. By way of example, this includes payments from licensing fees, milestone payments or other revenue that TeraImmune receives which is not from a royalty or Net Sale. This consideration shall also include equity investments that include a grant of Patent Rights to a third party and shall not include equity investments that are non-license bearing financial investments in TeraImmune.

f) On sales of Licensed Products or Licensed Processes between Licensee and sublicensees for resale, the royalty shall be paid only on the Net Sales of the sublicensees and not on the Net Sales by Licensee to its sublicensees for resale.

3.3 All payments due hereunder shall be paid in full, without deduction for any taxes or other fees imposed by any government or any transfer, collection, or similar charges; any such tax, fee, or charge shall be paid by Licensee.

3.4 Royalty payments shall be paid by check or by wire transfer in United States dollars in Bethesda, Maryland, or at such other place and manner as HJF may designate in writing to Licensee consistent with the laws and regulations controlling in any foreign country. Royalty payments shall be calculated on Net Sales after Net Sales have been converted to United States Dollars at the actual conversion rate that applied to such conversion or, if such conversion is not made within [***]of Licensee’s receipt of such payment, by using the monthly average of the applicable exchange rate existing in the United States as reported in the Wall Street Journal on the last Business Day of the calendar half-year reporting period to which such payments relate.

3.5 No multiple royalty shall be due to HJF because any Licensed Product, its manufacture, use, lease, or sale, is or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed hereunder.

3.6 In the event that Licensee is legally required to obtain a license from a third party in order to avoid infringing such third party’s patent(s) in the development, manufacture, use or sale of any Licensed Product or Licensed Process (“‘Third Party License”), then Licensee may reduce the royalty on Net Sales otherwise owed to HJF under Section 3.2 by the amount of such necessary royalties actually paid under the Third Party License on Net Sales of any Licensed Product or Licensed Process, provided that no royalty payment to HJF under this Agreement shall be reduced by more than [***] percent ([***]%). Such deduction shall only apply if Third Party License contains similar royalty stacking provisions so that the royalty rates payable under this Agreement are reduced on a similar or pro rata basis. Licensee shall provide prompt written notice to HJF upon entering into any required Third Party License. For the avoidance of doubt, this Section 3.7 only applies to Third Party Licenses needed to enable use of the Patent Rights; it does not apply to other licenses or permissions which the Licensee decides to use in developing, producing, marketing or selling finished Licensed Products.

ARTICLE IV

DUE DILIGENCE

4.1 Licensee shall use reasonable best efforts to develop, seek registration and sell Licensed Products derived from the Patent Rights into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment. TeraImmune shall utilize the Patent Rights to [***]within [***] from License Effective Date or all rights granted by HJF shall automatically revert to HJF. In the event Licensee fails to do so, HJF’s sole and exclusive remedy for such failure shall be as set forth in Section 2.5(b) (ii). Thereafter, until the expiration of this Agreement, Licensee shall endeavor to keep one or more Licensed Product continuously available to the public for sale in the Territory for the Field.

4.2 Within [***]from the Effective Date, Licensee shall [***].

4.3 Each year, on or before the anniversary of the Effective Date, Licensee shall [***]. Any change [***] that will materially alter or affect the timely achievement of any diligence milestone shall require the consent and approval of HJF, which shall not be unreasonably withheld.

ARTICLE V

REPORTING

5.1 No later than [***] days after December 31 of each calendar year, but only for the first ten years of this Agreement, or until regulatory approval is achieved, Licensee shall provide to HJF a written annual Progress Report summarizing the progress on, research and development, regulatory approvals, manufacturing, sublicensing, marketing, and sales during the most recent twelve (12) month period ending December 31 and Licensee’s objectives for the forthcoming year. The Progress Report shall describe the status of Licensee’s efforts to develop and commercialize Licensed Product(s) or Licensed Process(es) in reasonable detail to enable HJF to reasonably determine whether anticipated performance and payment milestones have been met and to provide assurance that Licensee is developing Licensed Product(s) or Licensed Process(es). If progress differs from that anticipated in the plan required under Section 4.2, Licensee shall explain the reasons for the difference and propose a modified Commercialization Plan for HJF’s review and approval. Licensee shall also provide any reasonable additional data HJF reasonably requires to evaluate Licensee’s performance.

5.2 Royalty Reports.

(a) Licensee shall submit to HJF, within [***] days after each calendar half year ending June 30 and December 31, a Royalty Report setting forth for such half year at least the following information:

(i) total dollar amount of billings, invoices, and receipts for Licensed Products and Licensed Processes sold by Licensee and all sublicensees worldwide;

(ii) the aggregate deductions applicable to determine the Net Sales;

(iii) a list of each country in which the first sale of the Licensed Products occurred;

(iv) the amount of Non-royalty Sublicense Income received by Licensee; and

(v) the amount of royalty due to HJF for the reporting period or, if no royalties are due for any reporting period, the statement that no royalties are due.

(b) Contemporaneous with submission of each Royalty Report, Licensee shall pay to HJF the amount of royalty due with respect to such half year.

(c) Late payments shall be subject to a charge of [***] percent ([***]%) per month calculated on the amount of the late payment only and not on accrued late payment charges from prior months.

5.3 In the event of acquisition, merger, change of corporate name, or change of make-up, organization, or identity, Licensee shall notify HJF in writing within [***] days of such event.

ARTICLE VI

RECORDKEEPING

6.1 Licensee shall keep, and shall require its sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products and Licensed Processes made, used or sold under this Agreement, appropriate to determine the amount of royalties due to HJF hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. No more than once per year, such records shall be available upon reasonable prior notice during normal business hours for examination by an accountant selected by HJF, at its sole cost and expense, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this section, HJF’s accountant shall have access to all records directly related to the calculation of royalties under Article III.

6.2 HJF’s accountant shall not disclose to HJF any information other than information relating to the accuracy of reports and payments made hereunder. In cases of inaccurate reports and payment, Licensee shall promptly pay HJF any additional sum that would have been payable to HJF had the Licensee reported correctly. Licensee’s failure to pay such additional sum within [***] days after a written and substantiated request by HJF shall result in accrual of interest thereafter pursuant to section 5.2(c), provided however that Licensee shall have no obligation to pay such interest rate in the event of a dispute regarding the accountant’s findings.

6.3 Such examination by HJF’s accountant shall be at HJF’s expense, except that if such examination shows an underreporting or underpayment in excess of [***]percent ([***]%) for any twelve (12) month period, then Licensee shall pay HJF the cost of such examination (as well as any additional sum that would have been payable to HJF had the Licensee reported correctly. Licensee’s failure to pay such additional sum within [***] days after written request by HJF shall result in accrual of interest thereafter pursuant to section 5.2(c), provided however that Licensee shall have no obligation to pay such interest rate in the event of a dispute regarding the accountant’s findings.

ARTICLE VII

DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.1 Licensee Prosecution of Patent Applications and Maintenance of Patents.

(a) As of the Effective Date, Licensee shall be responsible for the preparation, filing, prosecution, and maintenance of the Patent Rights and payment of all expenses related thereto. HJF has no obligation to pay for any expense related to the Patent Rights.(b) Licensee shall consult with HJF as to the preparation, filing, prosecution and maintenance of the licensed Patent Rights and agrees to keep HJF promptly and fully informed of the course of patent prosecution of the licensed Patent Rights, by providing the HJF with copies of all documents relevant to any such preparation, filing, prosecution, or maintenance, including but not limited to substantive communications and notices, search reports, third party observations submitted to or received from patent offices throughout the Territory, foreign patent applications, office actions and examination reports from patent offices, and proposed draft responses. HJF shall have the right to review all such documents, prior to their submission, and may offer recommendations to Licensee to amend such contemplated preparation, filing, prosecution, or maintenance, and provide a list of the countries where the HJF desires Licensee to file patent applications. Licensee will make reasonable efforts to implement such HJF recommendations, provided the HJF recommendations are acceptable to outside patent counsel and are received in sufficient time to meet any pertinent deadlines.

(b) In the event the Licensee elects not to, or fails to, continue prosecution or maintenance, in whole or in part, of any licensed Patent Rights in any particular country or countries, HJF shall have the right (but not the obligation) at its own expense to undertake the prosecution and maintenance of the licensed Patent Rights in such countries and Licensee will cooperate fully with HJF, including executing all papers and instruments or requiring employees or agents to execute such papers and instruments so as to enable HJF to prosecute and maintain the Patent Rights in such countries. The Licensee shall notify HJF in writing of any election not to pursue the prosecution or maintenance of licensed Patent Rights within the Patent Rights at least [***] days prior to any applicable deadline or loss of rights.

7.2 HJF and Licensee shall cooperate fully in the prosecution and maintenance of Patent Rights licensed to Licensee hereunder, executing all papers and instruments or requiring employees or agents to execute such papers and instruments so as to enable Licensee to apply for, to prosecute, and to maintain patent applications and patents in any country. Each Party shall provide to the other prompt notice as to all matters that come to its attention and that may affect the preparation, filing, prosecution, or maintenance of any such patent applications or patents.

7.3 Licensee may elect to surrender its Patent Rights in any country upon [***] days written notice to HJF. Such notice shall not relieve Licensee from responsibility to pay for patent-related expenses incurred prior to the expiration of the [***] day notice period (or such longer period specified in Licensee’s notice).

ARTICLE VIII

INFRINGEMENT

8.1 (a) With respect to any Patent Rights that are exclusively licensed to Licensee pursuant to this Agreement, Licensee shall have the right but not the obligation, within the Field and Territory, to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. HJF agrees to notify Licensee promptly of each infringement of such patents of which HJF is or becomes aware. Before Licensee commences an action with respect to any infringement of such patents, Licensee shall give consideration to the views of HJF in making its decision whether or not to sue.

(b) If Licensee elects to commence an action as described above, HJF may, to the extent permitted by law, elect to join as a party in that action at its sole cost and expense. Regardless of whether HJF elects to join as a party, HJF shall cooperate fully with Licensee in connection with any such action.

8.2 If Licensee elects to commence an action as described above, Licensee may deduct from its royalty payments to HJF with respect to the patent(s) subject to suit an amount not exceeding [***] percent ([***]%) of Licensee’s expenses and costs of such action, including reasonable attorneys’ fees; provided, however, that such reduction shall not exceed [***] percent ([***]%) of the total royalty due to HJF with respect to the patent(s) subject to suit for each calendar year. If such [***] percent ([***]%) of Licensee’s expenses and costs exceeds the amount of royalties paid by Licensee for any calendar year, Licensee may to that extent reduce the royalties due to HJF from Licensee in succeeding calendar years, but never by more than [***] percent ([***]%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

8.3 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of HJF, which consent shall not be unreasonably withheld or delayed.

8.4 Recoveries or reimbursements from actions commenced pursuant to this Article shall be applied to first reimburse Licensee and then HJF for litigation costs not paid from royalties and then to reimburse HJF for royalties deducted by Licensee pursuant to Section 8.2. Licensee shall receive [***] percent ([***]%) of the remaining recoveries and HJF shall receive [***] percent ([***]%) of the remaining recoveries.

8.5 If Licensee elects not to exercise its right to prosecute an infringement of the Patent Rights pursuant to this Article, HJF may do so at its own expense, controlling such action and retaining all recoveries therefrom. Licensee shall cooperate fully with HJF in connection with any such action.

8.6 Without limiting the generality of Section 8.5, HJF may, at its election and by notice to Licensee, establish a time limit of [***] days for Licensee to decide whether to prosecute any infringement of which HJF is or becomes aware. If, by the end of such [***] day period, Licensee has not commenced such an action, HJF may prosecute such an infringement at its own expense, controlling such action and retaining [***] percent ([***]%) of all recoveries therefrom while Licensee shall receive [***]percent ([***]%) of the recoveries. With respect to any such infringement action prosecuted by HJF in good faith, Licensee shall pay over to HJF any payments (whether or not designated as “royalties”) made by the alleged infringer to Licensee under any existing or future sublicense authorizing Licensed Products or Licensed Processes, up to the amount of HJF’s litigation expenses (including, but not limited to, reasonable attorneys’ fees).

8.7 If a declaratory judgment action is brought naming Licensee as a defendant and alleging invalidity of any of the Patent Rights, HJF has the right but not the obligation to take over the sole defense of the action at its own expense. Licensee is required to notify HJF of any Licensee decision not to defend such action within [***] days of it being served. Licensee and HJF shall cooperate fully in connection with any such action.

8.8 During the exclusive period of the Licensee’s license hereunder, Licensee shall have the sole right, in accordance with the terms and conditions hereof, to sublicense any alleged infringer within the Territory for the Field. Any upfront fees shall be shared equally between Licensee and HJF; other royalties paid in connection with such sublicense shall be treated in accordance with Article III.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1 HJF represents and warrants that to HJF’s knowledge HJF is the owner of the Patent Rights (subject to the restrictions set forth in Sections 2.2 and 2.5 above) and has the right to grant licenses, and that HJF has the full power and authority to enter into this Agreement and to perform HJF’s obligations required under this Agreement.

9.2 HJF represents and warrants that it will not knowingly grant any rights to the Patent Rights to any third party that are inconsistent with the rights granted to Licensee herein.

9.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IX, HJF MAKES NO AND EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, IMPLIED AND EXPRESS, INCLUDING THOSE CONCERNING THE VALIDITY, ENFORCEABILITY AND SCOPE OF THE LICENSED PATENT RIGHTS, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS, LIKELIHOOD OF SUCCESS, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PATENT RIGHTS OR INFORMATION SUPPLIED BY HJF, OR OF THE LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT. HJF MAKES NO REPRESENTATIONS WHATSOEVER THAT THE PATENT RIGHTS MAY BE EXPLOITED BY LICENSEE OR ANY SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS.

9.4 Licensee represents and warrants that Licensee has not previously entered into and will not enter into any agreement with an unrelated third Person that is inconsistent with the obligations of Licensee herein, and that Licensee has full power, right and authority to enter into and carry out its obligations under this Agreement.

9.5 Licensee represents and warrants that it has not received any notice or threat of any claim, suit, action, or proceeding, and has no knowledge or reason to know of any information, that could: (a) invalidate or render unenforceable any claim of the Patent Rights; or (b) cause any claim of the Patent Rights to fail to issue or be materially limited or restricted as compared with its currently pending scope.

9.6 Each Party warrants and represents to the other Party as follows as of the Effective Date and on a continuing basis throughout the term of this Agreement that:

(a) Organization - such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation;

(b) Enforceability - this Agreement constitutes the lawful, valid, and legally binding obligation of such Party, enforceable in accordance with its terms;

ARTICLE X

TERMINATION OF AGREEMENT

10.1 This Agreement, unless terminated as provided herein, shall remain in effect until the full end of the term or terms of all the Patent Rights on a country-by-country basis.

10.2 HJF may terminate this Agreement only in the circumstances set forth in this Section and Section 11.3(e), and any such termination shall be effective immediately upon HJF giving written notice to Licensee of any of the following unless a different time frame is specified in this Section:

(a) if Licensee does not meet any of the diligence milestone events in Section 4;

(b) if Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 5.2(c)) within [***] days after Licensee’s receipt of notice in writing of such non-payment;

(c) if Licensee defaults in its obligations under Sections 11.3(d), 11.3(e), and 11.3(f) to procure and maintain insurance and fails to remedy the situation within [***] days of Licensee’s receipt of a notice in writing;

(d) if Licensee, or any of its Affiliates or sublicenses, challenges, whether as a claim, cross-claim, counterclaim, or defense, the validity or enforceability of any of the licensed Patent Rights before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction;

(e) if Licensee; is unable to pay its debts as such debts become due; makes a general assignment for the benefit of creditors; has a petition in bankruptcy or a suit seeking reorganization, liquidation, dissolution, or similar relief filed against it; or files or permits the filing of any petition or answer seeking to adjudicate itself bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Licensee or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking or consenting to the appointment of a trustee, custodian, receiver, liquidator or other similar official for Licensee or for any substantial part of its property; or takes any corporate action to authorize any of the foregoing actions;

(f) if Licensee is convicted of a felony relating to the manufacture, use, or sale of any Licensed Product or Licensed Process, or willfully omitted a material fact in the progress report, or any other report required by this Agreement; or

(g) except as provided in Section 4.1 and subsections (a), (b), (c), (d), (e) or (f) above, if Licensee defaults in the performance of any material obligations under this Agreement (including Licensee’s obligations under Section 7.2 to use commercially reasonable efforts to pursue issuance of patents) and the default has not been remedied within [***] days after the date of notice in writing of such default by HJF.

10.3 Licensee shall provide, in all sublicenses granted by it under this Agreement, that Licensee’s interest in such sublicenses shall at HJF’s option terminate or be assigned to HJF upon termination of this Agreement by HJF in accordance with the termination rights set forth above.

10.4 Licensee may terminate this Agreement by giving [***] days advance written notice of termination to HJF, which termination shall become effective as of the end of such [***] period.

10.5 Within [***] days after termination of this Agreement by either Party, Licensee shall submit a final Royalty Report to HJF, and any and all maintenance fees and royalty payments and other fees then due shall become payable. In addition, Licensee shall remain obligated to make, in accordance with the terms of this Agreement, royalty payments on any and all future sales of Licensed Products made but not yet sold at the time of termination, and reimburse HJF for any unreimbursed patent expenses incurred by HJF prior to the receipt of Licensee’s termination notice.

10.6 Immediately upon termination pursuant to this Article X, whether by HJF or by Licensee, all licensed Patent Rights shall revert to HJF, and Licensee shall cooperate in good faith in transferring responsibility for all patent prosecution and maintenance to HJF.

10.7 Upon termination, Licensee shall promptly provide to HJF all pre-clinical data and regulatory correspondence derived during development of Licensed Products and Licensed Processes and Licensee shall grant to HJF a non-exclusive, royalty-free license, with the right to sublicense, to manufacture, use and sell improvements, including any and all know-how, to licensed Patent Rights made by Licensee during the period of this Agreement prior to such termination, to the extent that such improvements are dominated by or derived from any of the licensed Patent Rights.

10.8 Articles I and VI and Sections 2.5, 5.2, 7.1, 8.4, 10.5, 10.6, 10.7, 10.8, 11.1 through 11.7 inclusive, 11.9, 11.10, and 11.12 through 11.18 inclusive shall survive any expiration or termination of this Agreement indefinitely. Additionally, any rights or remedies arising out of a breach or violation of any terms of this Agreement will survive any expiration or termination of this Agreement. The expiration or termination of this Agreement shall not discharge either Party from any obligation that it owes to the other Party by reason of any loss, cost, damage, expense, liability, or contractual duty that occurs or arises (or the circumstances, events, or basis of which occurs or arises) prior to such expiration or termination, and shall not affect the right of either Party to institute or maintain any action for damages relating to any breach of this Agreement by the other Party prior to the date of termination. It is the intent of the Parties that any such obligation owed by a Party to the other Party arising before the date of expiration or termination (whether the same shall be known or unknown at such date, or whether the circumstances, events, or basis of the same shall be known or unknown at such date), including royalty obligations (computed in accordance with Article III) on sales made or ordered prior to the date of termination or expiration, indemnification obligations, and confidentiality obligations, shall survive the expiration or termination of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Rules of Construction. This Agreement is to be interpreted in accordance with the following rules of construction:

(a) Number and Gender. All definitions of terms apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.

(b) Including; Herein: Etc. The words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” and “hereunder” and words of similar import refer to this Agreement (including all Appendices) in its entirety and are not limited to any part hereof, unless the context shall otherwise require. The word “or” is not exclusive and means “and/or.”

(c) Sales. The terms “sold,” “sell,” and “sale(s)” include leases and other transfers and similar transactions for consideration.

(d) Subdivisions and Attachments. All references in this Agreement to Articles, Sections, subsections, paragraphs, and Appendices are, respectively, references to Articles, Sections, subsections, and paragraphs of, and Appendices to, this Agreement, unless otherwise specified.

(e) References to Documents and Laws. All references to this Agreement or any Appendix hereof are to it as amended, modified, and supplemented from time to time in accordance with the terms of this Agreement. All references to (i) any other agreement or instrument or (ii) any statute, law, regulation, permit, or similar item are to it as amended and supplemented from time to time (and, in the case of a statute, law or regulation, to any corresponding provisions of successor statutes, laws, or regulations), unless otherwise specified.

(f) References to Days. Any reference in this Agreement or Order issued hereunder to a “day” or number of “days” (without the explicit qualification “Business”) is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next Business Day.

(g) Examples. If, in any provision of this Agreement any example is given (through the use of the words “such as,” “for example,” “e.g.“ or otherwise) of the meaning, intent, or operation of any provision of this Agreement, such example is intended to be illustrative only and not exclusive.

(h) Currency. Except as expressly provided herein, all prices or other monetary amounts stated in this Agreement are, and all monetary amounts stated in any report to be delivered pursuant hereto shall be, stated in United States Dollars.

(i) Participation in Drafting. Both Parties and their respective legal counsel have participated, or had the opportunity to participate, in the drafting of this Agreement, and this Agreement will be construed simply and according to its fair meaning and not strictly for or against either Party.

11.2 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER THE PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. HJF’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO HJF UNDER THIS AGREEMENT. The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds except that such exclusions and limitations shall not apply to Licensee’s indemnification obligations under Section 11.3.

11.3 Indemnification and Insurance.

(a) Licensee shall indemnify, defend and hold harmless HJF and its current and former directors, board members, trustees, officers, employees, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”), from and against any and all third party claims, liabilities, costs, expenses, damages, deficiencies, losses or obligations of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation) (collectively “Claims”) based upon, arising out of, or otherwise relating to Claims that arise out of or are related to (i) Licensee’s manufacture and sale of Licensed Product, (ii) the failure of Licensee to comply with all laws, rules and/or regulations of any jurisdiction applicable to this Agreement; or (iii) the breach of any representation or warranty by Licensee in this Agreement. HJF will promptly notify Licensee within a reasonable time after it becomes aware of any Claim that may be subject to indemnification pursuant to this Section and will cooperate with and authorize Licensee to carry out the sole management and defense of such Claim. In the event HJF decides to employ its own separate counsel in connection with the sole management and defense by Licensee of the Claim, the employ of such counsel shall be at HJF’s sole expense. HJF will not compromise or settle any claim, action or proceeding subject to indemnification pursuant to this Section without the prior written approval of Licensee.

(b) HJF shall indemnify, defend and hold harmless the Licensee and its current and former directors, board members, trustees, officers, employees, and agents and their respective successors, heirs and assigns (collectively, the “Licensee Indemnitees”), from and against any and all third party claims, liabilities, costs, expenses, damages, deficiencies, losses or obligations of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation) (collectively “Claims”) based upon, arising out of, or otherwise relating to Claims that arise out of or are related to the breach of any representation or warranty by HJF in this Agreement. Licensee will promptly notify HJF within a reasonable time after it becomes aware of any Claim that may be subject to indemnification pursuant to this Section and will cooperate with and authorize HJF to carry out the sole management and defense of such Claim. In the event Licensee decides to employ its own separate counsel in connection with the sole management and defense by HJF of the Claim, the employ of such counsel shall beat Licensee’s sole expense. Licensee will not compromise or settle any claim, action or proceeding subject to indemnification pursuant to this Section without the prior written approval of HJF.

(c) The indemnifying Party shall, at its own expense, provide attorneys reasonably acceptable to the other to defend against any actions brought or filed with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(d) Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by any sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[***] per incident and $[***] annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process, or service, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as HJF shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions that are in excess of $[***] annual aggregate) such self-insurance program must be acceptable to HJF in its sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limitation of Licensee’s liability with respect to its indemnification under this Agreement.

(e) Licensee shall provide HJF with written evidence of such insurance upon request of HJF. Licensee shall provide HJF with written notice at least [***] days prior to the cancellation, non-renewal, or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such [***] day period, HJF shall have the right to terminate this Agreement in accordance with Section 10.2(c).

(f) Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement (i) during the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee or by a sublicensee or agent of Licensee and (ii) a period after the period referred to in (f)(i) above, which period in no event shall be less than [***] years.

11.4 Limitation on Advertising and Publicity. Licensee shall not use HJF’s or USU’s name or insignia, or the name or insignia of the U.S. Government or any agency thereof, or any adaptation of the foregoing, or the name of any of HJF’s or USU’s inventors, in any press release, public announcement, advertising, promotional, or sales literature without the prior written approval of HJF or USU, as the case may be.

11.5 No Assignment. Without the prior written approval of HJF in each instance, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by Licensee to any person whether voluntarily or involuntarily, by operation of law, or otherwise except that Licensee may assign this Agreement in connection with a sale or transfer of all or substantially all of the relevant business or assets of Licensee without such consent and may assign this Agreement to an Affiliate without such consent. This Agreement shall be binding upon the respective successors, legal representatives, and assignees of HJF and Licensee.

11.6 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Maryland, as to all matters, including matters of validity, construction, effect, performance, and remedies, irrespective of any contrary choice of law that otherwise would be applicable under the choice of laws principles of any jurisdiction.

11.7 Compliance with Laws and Regulations. Licensee shall comply with all applicable laws and regulations, including United States laws and regulations controlling exports, if applicable. Licensee agrees that it will be solely responsible for any violation of applicable laws or regulations by Licensee or sublicensees,

11.8 Regulatory Approvals: Patent Markings. Licensee agrees (i) to obtain all regulatory approvals required for the manufacture and sale of Licensed Products and Licensed Processes and (ii) to utilize appropriate patent marking on such Licensed Products. Licensee also agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

11.9 Confidential Information and Intellectual Property. Except as specifically required to comply with obligations set forth in this Agreement, neither Party shall be obligated to disclose or furnish to the other Party any

Confidential Information of such first Party or any confidential or proprietary information, technology, or intellectual property of any third party in such first Party’s possession or control. If, however, the Parties have heretofore entered or hereafter enter into a confidential information nondisclosure agreement or similar agreement (the “NDA”), neither Party may terminate the NDA prior to the termination or expiration of this Agreement. If the Parties have not entered into an NDA, each Party agrees, for the greater of a period of five (5) years after each disclosure or during the pendency of this Agreement, to maintain in confidence all Confidential Information disclosed to it by the other Party and to protect such Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the receiving Party uses to protect its own similar confidential information. The obligations of confidentiality and non-use set forth in this Agreement shall not apply with respect to any information that a Party is required to disclose or produce pursuant to applicable law, court order or other valid legal process provided that the disclosing Party promptly notifies the other Party prior to such required disclosure, discloses such information only to the extent so required and cooperates reasonably with the other Party’s efforts to contest or limit the scope of such disclosure.

11.10 Headings. The article, section, and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement.

11.11 Counterpart Execution. This Agreement and any modification or amendment thereof may be executed in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Party.

11.12 Waivers: Remedies Generally. The observance of any term of this Agreement may be waived (whether generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver will be effective only if in a writing signed by the Party against which such waiver is to be asserted. Except as otherwise provided in this Agreement, no failure or delay of either Party in exercising any power, right, or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right, power, or remedy, preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. A waiver by either Party shall be limited to the specific instance in which it is given and, therefore, any waiver by either Party of any obligation of the other Party under or breach by the other Party of this Agreement or of any power, right, or remedy of the waiving Party shall not be a waiver of any other obligation or further or future performance of the same obligation, of any other or succeeding breach, of any other or further exercise of such power, right, or remedy or any other power, right, or remedy.

11.13 Severability. To the extent that any provision of this Agreement shall be judicially unenforceable in any one or more jurisdictions, such provision shall not be affected with respect to any other jurisdiction, each provision with respect to each jurisdiction being construed as several and independent. If any term or provision of this Agreement or the application thereof to any person or circumstance is, to any extent, declared or found to be illegal, unenforceable, or void, then both Parties will be relieved of all obligations arising under such term or provision, but only to the extent that such term or provision is illegal, unenforceable, or void, it being the intent and agreement of the Parties that this Agreement will be deemed amended by modifying such term or provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another term or provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each term and provision not so affected will be enforced to the extent permitted by law. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that as closely as possible reflects such intent and to amend any other term or provision thereby rendered incapable of substantial performance or otherwise affected thereby to the extent necessary to permit the practical realization, insofar as legally possible, of the intent of the Parties.

11.14 Relationship of the Parties: Disclaimer of Agency.

(a) Independent Contractors. In entering into and carrying out this Agreement, the Parties will be acting solely as independent contractors. Nothing in this Agreement creates, has created, or will create any partnership, joint venture, or other business association between the Parties, nor any duties or responsibilities of partners, venturers, or members of a business association.

(b) No Agency. Except for provisions in this Agreement expressly authorizing one Party to act for the other, this Agreement will not constitute either Party as a legal representative or agent of the other Party, nor will either Party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of the other Party unless otherwise expressly permitted by such Party.

11.15 No Third Party Beneficiaries. The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the Parties, their sublicensees, and the Parties’ permitted successors and assigns and shall not be construed as creating any third party beneficiaries of this Agreement or as conferring any rights whatsoever on any third party.

11.16 Notices. Unless otherwise expressly agreed by the Party receiving notice, any notice, demand, or other communication required or permitted to be given by either Party under any provision of this Agreement must be in writing, in the English language, and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed to the intended recipient at such Party’s address set forth below, or to such other address or number as such Party may from time to time specify by notice to the other Party as provided in this Section. All notices and other communications given in accordance with the provisions of this Agreement will be deemed to have been given and received (i) when actually delivered by hand, by mail, or by courier, or (ii) when transmitted by facsimile (with acknowledgment received and a copy of such notice is sent no later than the next Business Day by a reliable overnight or two-day courier service, with acknowledgment of receipt).

If to Licensee:

TeraImmune, Inc.

704 Quince Orchard Rd, Ste 160, Gaithersburg, MD 20878

If to HJF:

The Henry M. Jackson Foundation for

the Advancement of Military Medicine, Inc.

ATTN: Chief Technology Officer

6720A Rockledge Drive, Suite 100, Bethesda, MD 20817

11.17 Disputes.

(a) In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the Parties shall try to settle such conflict amicably between themselves. Subject to the exclusions and limitations stated in the final sentence of this Section, any such conflict that the Parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association unless the Parties agree to use an alternate dispute resolution organization, except that only one arbitrator will be selected, and the arbitrator must be in the Washington D.C. Metropolitan Area. In addition, the arbitrator, before being selected, must agree to issue the ruling on the dispute not later than 180 calendar days from the initial filing for arbitration, and shall have no authority to make any award for damages excluded in the agreement, nor for attorneys’ fees. Arbitration discovery, to the extent permitted at all, shall be limited. If the Parties do not agree to the scope and nature of discovery, then the arbitrator shall decide the extent to which discovery is allowed. If the arbitrator must decide, then no interrogatories or requests for admission shall be allowed, and depositions, to the extent that any at all are permitted based on a showing of substantial need, shall be limited to no more than three per Party, including no more than one corporate deposition, if allowed. No motions practice will be allowed. Unless the Parties agree, the arbitrator shall decide whether to require pre-hearing exchanges of exhibits and summaries of witness testimony upon which each Party is relying, and proposed rulings and remedies on each issue.

(b) A demand for arbitration or commencement of litigation shall be filed within a reasonable time after the controversy or claim has arisen, and in no event later than the earlier of: (a) six months after the termination or purported termination of this Agreement, or (b) the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitations. For the avoidance of doubt, failure to demand arbitration or commence litigation on an issue arising out of or relating to this Agreement or the breach thereof within the time period set forth in the preceding sentence absolutely precludes the later arbitration or litigation of such issue. Such arbitration shall be held in Montgomery County, Maryland. The award through arbitration shall be final and binding. Either Party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party may, without recourse to arbitration, assert against the other Party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant. In addition, notwithstanding the foregoing, disputes over ownership of intellectual property and claims for damages in excess of one million dollars are excluded from arbitration and either Party may commence an action for such disputes in a state court of competent jurisdiction in Montgomery County, Maryland, or, if jurisdiction is proper in federal court, in the appropriate federal District Court for the District of Maryland, and both Parties hereby consent to personal jurisdiction in such state and federal courts in Maryland.

11.18 Entire Agreement; Modifications. This Agreement constitutes the complete agreement between the Parties concerning the subject matter hereof and replaces any prior oral or written communications between the Parties. There are no conditions, understandings, agreements, representations, or warranties, express or implied, that are not specified herein, and neither Party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed by the Parties in writing. Any purported modification or amendment of the express terms or provisions of this Agreement shall be effective only if contained in a written instrument signed by each Party.

SIGNATURES ON THE FOLLOWING PAGE

HJF AND LICENSEE HAVE READ THIS AGREEMENT INCLUDING ALL APPENDICES HERETO AND AGREE TO BE BOUND BY ALL THE TERMS AND CONDITIONS HEREOF AND THEREOF.

IN WITNESS WHEREOF, the Parties have entered into this License Agreement as of the date first above set forth.

THE HENRY M. JACKSON FOUNDATION FOR THE ADVANCEMENT OF MILITARY MEDICINE, INC.

/s/ La Shaun Berrien 11/11/2020
Signature and Date
Name: La Shaun J. Berrien, Ph.D.
Title: Vice President, Research Administration & Innovation Management

TERAIMMUNE, INC.

/s/ Yong Chan Kim 11/11/2020
Signature and Date
Name: Yong Chan Kim
Title: Chief Executive Officer

SCHEDULE A

PATENT RIGHTS

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SCHEDULE B

PREVIOUSLY LICENSED PATENT RIGHTS FROM HJF TO TERAIMMUNE

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